Exhibit 10.39

As of October 1, 2018

Mr. Brian Goldsmith
2700 Colorado Ave., Suite 200
Santa Monica, California 90404

RE: Employment Agreement

Dear Mr. Goldsmith:

On behalf of Lions Gate Entertainment Corp. (the “Company” or Lions Gate), this agreement (“Agreement”) shall confirm the terms of your employment by the Company. We refer to you herein as “Employee.” The terms of Employee’s employment are as follows:

1.    TERM

(a) The term of this Agreement will begin October 1, 2018 and end September 30, 2022, subject to earlier termination as provided for in Section 8 below (the “Term”). Until October 1, 2018 the employment agreement dated November 13, 2015 between the Company and Employee (the “Prior Agreement”) shall govern the terms and conditions of Employee’s employment. During the Term of this Agreement, Employee will serve as the Company’s, Chief Operating Officer, reporting to the Company’s Chief Executive Officer (the “CEO”), currently Jon Feltheimer, with additional dotted-line reporting to the Company’s Vice Chairman, currently Michael Burns. In such capacity, among other duties reasonably assigned by the Company, Employee shall: (i) act as the Company’s head of corporate development (having non-exclusive oversight of mergers and acquisitions); (ii) strategically oversee existing and future joint ventures, channels and digital ventures/initiatives (excluding digital licensing); (iii) oversee the Company’s Board of Directors’ (“Board”) materials/memoranda relating to the financial analysis of the Company’s operations and strategic initiatives; (iv) oversee financial analysis and strategy with respect to business unit operations and performance; and, (v) exclusively or non-exclusively, as may be determined on a case-by-case basis, oversee corporate and project finance and capital structure and related transactions. During the Term, the Company shall reserve the right to appoint a CoChief Operating Officer. To the extent such appointment is made and Employee’s responsibilities, as outlined herein, are not diminished, Company and Employee agree that Employee’s title may revert to that of Co-Chief Operating Officer. For the sake of clarity, such appointment shall not give rise to a termination for “Good Reason” Employee shall render such services as are customarily rendered by persons in Employee’s capacity in the entertainment industry and as may be reasonably requested by the Company.

Mr. Brian Goldsmith
As of October 1, 2018

(b) So long as this Agreement shall continue in effect, Employee shall devote Employee’s full business time, energy and ability exclusively to the business, affairs and interests of the Company and matters related thereto, shall use Employee’s best efforts and abilities to promote the Company’s interests, and shall perform the services contemplated by this Agreement in accordance with policies established by the Company. As long as Employee’s meaningful business time is devoted to the Company, Employee may devote a reasonable amount of time to management of personal investments and charitable, political and civic activities, so long as these activities do not conflict with the Company’s interests or otherwise interfere with Employee’s performance under this Agreement.

(c) Subject to travel required by Employee’s position and consistent with the reasonable business of the Company, Employee will be based in the Los Angeles, California area.

2.    COMPENSATION

(a) Salary. During the Term, Employee will be paid a base salary at the rate of One Million Dollars ($1,000,000.00) per year (“Base Salary”), payable in accordance with the Company’s normal payroll practices in effect.

(b) Payroll. Nothing in this Agreement shall limit the Company’s right to modify its payroll practices, as it deems necessary.

(c) Bonuses. During the Term, Employee shall be eligible to receive annual performance bonuses with an annual target opportunity of one hundred percent (100%) of Employee’s Base Salary based upon such Company and/or individual performance criteria as determined by the Compensation Committee (the “CCLG”) of the Board of Lions Gate, in consultation with the CEO, currently Jon Feltheimer, or the Company’s designee. Such annual performance bonuses shall be subject to performance metrics that shall be established by the CCLG within the first ninety (90) days of the Term,. Except as expressly set forth herein, Employee must be employed with the Company through the end of the applicable performance period to be eligible to receive a bonus for that period. Any such bonus will be paid as soon as practicable after the end of the applicable fiscal year and in all events within the “short-term deferral” period provided under Treasury Regulation Section 1.409A-1(a)(4) (generally within two and one-half months after the end of the fiscal year for which the bonus is paid). Notwithstanding the foregoing, in the event that Employee’s employment with Company does not continue beyond the Term or Employee’s employment is terminated pursuant to Sections 8(a)(ii), 8(a)(iii), 8(a)(v) or 8(a)(vi) of the Agreement, Employee shall remain eligible for a prorated bonus based upon the amount of time worked during the fiscal year in which the termination occurs, paid at the same time that such bonuses are paid to employees of the Company, but in any event no later than when bonuses are paid to other senior-level executives.

Mr. Brian Goldsmith
As of October 1, 2018

(d)    Tax Withholding. Notwithstanding anything else herein to the contrary, the Company may withhold (or cause there to be withheld, as the case may be) from any amounts otherwise due or payable under or pursuant to this Agreement such federal, state and local income, employment, or other taxes as may be required to be withheld pursuant to any applicable law or regulation.

3.    BENEFITS

(a)As an employee of the Company, Employee will continue to be eligible to participate in all benefit plans to the same extent as other similarly situated salaried employees of the Company and in all events subject to the terms of such plans as in effect from time to time. For the sake of clarity, such plans do not include compensation and/or any bonus plans.

(b) The Company shall pay for the continued services of Employee’s exclusive executive assistant for the duration of the Term.

4.    VACATION AND TRAVEL

(a) Employee shall be entitled to take paid time off without a reduction in salary, subject to: (i) the approval of Employee’s supervisor; and, (ii) the demands and requirements of Employee’s duties and responsibilities under this Agreement. Employee shall accrue no paid vacation.

(b) Employee will be eligible to be reimbursed for any business expenses in accordance with the Company’s current Travel and Entertainment policy.

(c) In addition, to the extent all of the following are within the Company’s policy and practice for similarly situated employees, Employee shall be entitled to: (i) business class travel for flights in excess of four (4) hours; (ii) all customary “perqs” of division heads within the Company; (iii) a cell phone, which may be expensed; and (iv) a reserved parking space.

5.     STOCK

(a)    Signing Equity Awards. On November 12, 2018 (the “Award Date”) the CCLG approved the equity awards set forth in this Section 5(a) to Employee (collectively, the “Signing Equity Awards”).

(i)
Signing Grant. An award of Lions Gate restricted share units (the “Signing Grant”), with the number of restricted share units subject to the Signing Grant determined by dividing Eight Hundred Seventy-Five Thousand Dollars ($875,000.00) by the closing price (in regular trading) of a share of Lions Gate Class B non-voting common shares

Mr. Brian Goldsmith
As of October 1, 2018

(“Class B Shares”) on the New York Stock Exchange (“NYSE”) on the Award Date (the “Closing Price”).

(ii)
Signing Option. A non-qualified stock option (the “Signing Option”) to purchase a number of Class B Shares determined by dividing Eight Hundred Seventy-Five Thousand Dollars ($875,000.00) by the per-share fair value of the option on the Award Date (such per-share value to be based upon the Black – Scholes or similar valuation method and assumptions then generally used by Lions Gate in valuing its options and similar awards for financial statement purposes).  The exercise price per share for the Signing Option shall be the Closing Price.

(iii)
Performance-Based Signing Grant. An additional award of Lions Gate restricted share units (the “Performance-Based Signing Grant”), with the number of restricted share units subject to the Performance-Based Signing Grant determined by dividing Eight Hundred Seventy-Five Thousand Dollars ($875,000.00) by the Closing Price.

(iv)
Performance-Based Signing Option. An additional non-qualified stock option to purchase a number of shares of Lions Gate Class B Shares determined by dividing Eight Hundred Seventy-Five Thousand Dollars ($875,000.00) (the “Performance-Based Signing Option”) by the per-share fair value of the option on the Award Date (such per-share value to be based upon the Black – Scholes or similar valuation method and assumptions then generally used by Lions Gate in valuing its options for financial statement purposes). The exercise price per share for the Performance-Based Signing Option shall be the Closing Price.

(b)    Vesting. Subject to Section 5(g) below:

i.
The Signing Grant and the Signing Option shall vest as to one-third of the total shares subject to the applicable award on each of the following dates: March 11, 2020, September 11, 2020 and September 11, 2021.

ii.
The Performance-Based Signing Grant and Performance-Based Signing Option (collectively, the “Performance-Based Signing Equity Awards”) shall be eligible to vest as to one-third of the shares subject to the applicable award on each of the following dates: March 11, 2020, September 11, 2020 and September 11, 2021 (each, a “Performance Vesting Date”). Such Performance-Based Signing Equity Awards shall be subject to an assessment of Employee’s performance over the twelve (12) month period ending on such Performance Vesting Date, based in part on metrics established by

Mr. Brian Goldsmith
As of October 1, 2018

the CCLG, in consultation with Lions Gate’s CEO, currently Jon Feltheimer, or the Company’s designee within the first ninety (90) days of the Term. Determination of the vesting of the Performance-Based Signing Equity Awards on each respective Performance Vesting Date, if any, shall be made by the CCLG, in consultation with Lions Gate’s CEO, currently Jon Feltheimer, or the Company’s designee. Any portion of a Performance-Based Signing Equity Award that is eligible to vest on a particular Performance Vesting Date and that does not vest on that date shall expire on that date with no possibility of further vesting. Notwithstanding the foregoing, the CCLG may, in its sole discretion, provide that any portion of a Performance-Based Signing Equity Award eligible to vest on any such Performance Vesting Date that does not vest may vest on any future Performance Vesting Date (but in no event shall any Performance-Based Signing Equity Award vest as to more than 100% of the shares subject to such award).
a.Annual Equity Awards. The Company shall request that, at the first CCLG meeting to be held following each of July 1, 2019, July 1, 2020, July 1, 2021 and July 1, 2022 (the date of each such meeting, an “Annual Award Date”) and subject to Employee’s continued employment with the Company through the applicable Annual Award Date, the CCLG grant Employee an annual equity award (each, an “Annual Equity Award”) equivalent in value to Three Million Five Hundred Thousand Dollars ($3,500,000), to be allocated as follows:

(i)
An award of Lions Gate restricted share units, such award to have a value as determined under Section 5(d) equal to Eight Hundred Seventy-Five Thousand Dollars ($875,000.00) (the “Annual Time-Based Grant”);

(ii)
A non-qualified stock option to purchase Lions Gate’s Class B Shares, such option to have a value as determined under Section 5(d) equal to Eight Hundred Seventy-Five Thousand Dollars ($875,000.00) (the “Annual Time-Based Option”);

(iii)
An additional award of Lions Gate performance-based restricted share units, such award to have a value as determined under Section 5(d) equal to Eight Hundred Seventy-Five Thousand Dollars ($875,000.00) (the “Annual Performance-Based Grant”); and,

(iv)
An additional performance-based non-qualified stock option to purchase Class B Shares, such option to have a value as determined under Section 5(d) equal to Eight Hundred Seventy-Five Thousand Dollars ($875,000.00) (the “Annual Performance-Based Option”).

Mr. Brian Goldsmith
As of October 1, 2018

b.Determination of Annual Equity Awards. Unless otherwise provided by the CCLG in approving the particular grant, the number of Class B shares subject to such Annual Equity Awards shall be determined as follows:

(i)
the number of Class B Shares subject to the Annual Time-Based Grant and Annual Performance-Based Grant shall be determined by dividing the applicable dollar amount for such award set forth above by the closing price (in regular trading) of a share of Lions Gate’s Class B Shares on the NYSE on the applicable Annual Award Date (the “Annual Closing Price”); and,

(ii)
the number of Class B Shares subject to each of the Annual Time-Based Option and Annual Performance-Based Option shall be determined by dividing the applicable dollar amount for such award set forth above by the per-share fair value of the option on the Annual Award Date (such per‑share value to be based upon the Black – Scholes or similar valuation method and assumptions then generally used by Lions Gate in valuing its options for financial statement purposes). The exercise price per share for the Annual Time-Based Option and Annual Performance-Based Option shall be the Annual Closing Price.

c.Vesting of Annual Equity Awards. Unless otherwise provided by the CCLG in approving the particular grant and subject to Section 5(g) below, such Annual Equity Awards shall vest (or be eligible to vest) as follows:

i.
each Annual Time-Based Grant and Annual Time-Based Option shall vest as to one-third of the shares subject to the applicable award on each of the first, second and third anniversaries of the applicable Annual Award Date; and,

ii.
each Annual Performance-Based Grant and Annual Performance-Based Option shall be eligible to vest as to one-third of the shares subject to the applicable award on each of the first, second and third anniversaries of the applicable Annual Award Date (each, an “Annual Performance Vesting Date”). Such Annual Equity Awards shall be subject to an assessment of Employee’s performance over the twelve (12) month period ending on such Annual Performance Vesting Date based in part on metrics established annually by the CCLG, in consultation with Lions Gate’s CEO, currently Jon Feltheimer, or the Company’s designee. Determination of the vesting of the Annual Performance-Based Grant and Annual Performance‑Based Option on each respective Annual Performance Vesting Date, if any, shall be made by the CCLG in consultation with Lions Gate’s CEO, currently Jon Feltheimer, or the Company’s designee. Any portion of any such

Mr. Brian Goldsmith
As of October 1, 2018

award that is eligible to vest on a particular Performance Vesting Date and does not vest on that date shall expire on that date with no possibility of further vesting. Notwithstanding the foregoing, the CCLG may, in its sole discretion, provide that any portion of an Annual Performance-Based Grant or Annual Performance-Based Option eligible to vest on any such Annual Performance Vesting Date that does not vest on that date may vest on any future Annual Performance Vesting Date (but in no event shall any such award vest as to more than 100% of the shares subject to such award).
d.Terms of Awards in General. Each of the Signing Equity Awards (and, if granted, each of the Annual Equity Awards) set forth above are (and shall be) granted in accordance with the terms and conditions of the Lions Gate 2017 Performance Incentive Plan or a successor plan thereto (the “Plan”). For the avoidance of doubt, any shares to be issued under the Plan hereunder shall only be Class B Shares. Each of the Signing Equity Awards (and, if granted, each of the Annual Equity Awards) shall be evidenced by and subject to the terms of an award agreement in the form generally then used by Lions Gate to evidence grants of the applicable type of award under the Plan.
e.Continuance of Employment. Subject to the exceptions in Section 5(h) below, the vesting schedules in Sections 5(b) and 5(e) above require Employee’s continued employment with the Company through each applicable vesting date as a condition to the vesting of the applicable installment of the equity awards and the rights and benefits thereto. Except as expressly provided herein, Employee’s then-unvested awards will terminate on any termination of Employee’s employment with the Company, and Employee will have no further rights with respect thereto.
f.Acceleration of Equity Awards.

(i)
In the event that Employee’s employment terminates due to: (A) his death pursuant to Section 8(a)(ii); or, (B) his total disability (which shall be applicable only in the instance where Employee qualifies for long-term disability benefits under the Company’s long-term disability plan as determined by Company’s insurer pursuant to the requirements set forth in such insurer’s policies therein) pursuant to Section 8(a)(iii), the portions of the Signing Equity Awards and the Annual Equity Awards (if any), that are then granted and not yet vested and scheduled to vest within the period of twenty-four (24) months following the date of such termination of Employee’s employment, shall accelerate and become fully vested (subject to Employee’s satisfying the requirement to provide a general release of claims in accordance with Section 8(a)(v) in the event of a termination pursuant to Sections 8(a)(iii)), provided, however, that any such portions shall vest only to the extent such portions are: (x) granted, outstanding and not yet vested on Employee’s termination

Mr. Brian Goldsmith
As of October 1, 2018

date; and, (y) scheduled to vest on or before the last day of the Term provided in Section 1(a) above (and any portion of each such award that is not vested, after giving effect to such acceleration provision, shall terminate on Employee’s termination date).

(ii)
In the event that during the Term of this Agreement: (A) Employee’s employment terminates due to a termination “without cause” (and other than a termination described in paragraph (iii) of this Section 5(h)) pursuant to Section 8(a)(v); or, (B) the employment of both Jon Feltheimer and Michael Burns with the Company terminates (the second such termination to occur, a “Change in Management”) and on or within twelve (12) months following such Change in Management, Employee’s employment is terminated by Employee for “Good Reason” as defined in Section 8(a)(vi) below, (x) the portions of the Signing Equity Awards and the Annual Equity Awards (if any), that are then granted and not yet vested and scheduled to vest within the period of twelve (12) months following the date of such termination of Employee’s employment, shall accelerate and become fully vested on the termination date; and, (y) and fifty percent (50%) of the portions of the Signing Equity Awards and the Annual Equity Awards (if any) that are then granted and not yet vested and are scheduled to vest within the period commencing twelve (12) months following such termination of employment and ending twenty-four (24) months following such termination of employment shall accelerate and become fully vested on the termination date (subject to Employee’s satisfying the requirement to provide a general release of claims in accordance with Section 8(a)(v)), provided, however, that any such portion shall vest only to the extent it is: (x) granted, outstanding and not yet vested on Employee’s termination date; and, (y) scheduled to vest on or before the last day of the Term provided in Section 1(a) above (and any portion of each such award that is not vested after giving effect to such acceleration provision shall terminate on Employee’s termination date).

(iii)
In the event that during the Term, a Change of Control (as defined herein) occurs during the Term of this Agreement and on or within twelve (12) months following such Change of Control, Employee’s employment is terminated by the Company “without cause” as such term is defined in Section 8(a)(v) below or Employee’s employment is terminated by Employee for “Good Reason” as such term is defined in Section 8(a)(vi) below, the following provision shall apply:

Mr. Brian Goldsmith
As of October 1, 2018

(A)
the portions of the Signing Equity Awards and the Annual Equity Awards (if any), that are then granted and not yet vested, shall immediately accelerate and become fully vested (subject to Employee’s satisfying the requirement to provide a general release of claims in accordance with Section 8(a)(v)), provided, however, that any such portion shall vest only to the extent it is: (x) granted and not yet vested on Employee’s termination date; and, (y) scheduled to vest on or before the last day of the Term provided in Section 1(a) above (and any portion of each such award that is not vested after giving effect to such acceleration provision shall terminate on Employee’s termination date); and,

(B)
with respect to the portions of each Annual Equity Award(s) (if any) that: (I) are contemplated by Section 5(c) above; (II) are scheduled to be granted pursuant to Section 5(c) above after the date of Employee’s termination; and, (III) include one or more installments that are scheduled to vest pursuant to Section 5(e) on or before the last day of the Term provided in Section 1(a) above (any such vesting installment that is scheduled to vest within the period described in clause (III), an “Eligible Equity Installment”), Employee shall be entitled to a lump sum payment (subject to Employee’s provision of a general release of claims in accordance with Section 8(a)(v)), to be made not later than sixty (60) days after Employee’s termination date (provided, that if such 60-day period spans two calendar years, such payment will be made in the second year), in an amount equal to fifty percent (50%) of the aggregate dollar value of all such Eligible Equity Installments, with the dollar value of each Eligible Equity Installment to be determined based on the total value of the applicable award set forth in Section 5(c) and the portion of such total award value that corresponds to the particular installment (i.e., as to an award with a total value of $100,000 that vests in three annual installments, the value of each such installment would be approximately $33,333). Such payment shall be made in cash, provided that the Company may, at its election, provide for Lions Gate to make all or a portion of such payment in the form of a number of Class B Shares determined by dividing the dollar amount of such payment by the closing price (in regular trading) of the Class B Shares on the payment date.

Mr. Brian Goldsmith
As of October 1, 2018

(iv)
Notwithstanding any provision to the contrary herein, Section 5(c)(iv) of the Prior Agreement shall remain in full force and effect. Additionally, for any other equity-based awards granted during the Term at any time after the date of this Agreement that are (A) outstanding as of the date of this Agreement; or, (B) granted during the Term at any time after the date of this Agreement (unless otherwise expressly provided by the CCLG at the time it approves the applicable grant), the provisions for accelerated vesting of equity awards in this Section 5(h) shall apply.

(i)    Definition of Change in Control. For the purposes of this Agreement, “Change of Control” shall mean:

(i)
if any person, other than (A) any person who holds or controls entities that, in the aggregate (including the holdings of such person), hold or control thirty-three percent (33%) or more of the outstanding shares of Lions Gate on the date of execution of this Agreement by each party hereto (collectively, a “Thirty-Three Percent Holder”) or (B) a trustee or other fiduciary holding securities of Lions Gate under an employee benefit plan of Lions Gate, becomes the beneficial owner, directly or indirectly, of securities of Lions Gate representing thirty-three percent (33%) or more of the outstanding shares as a result of one or more related transactions in the context of a merger, consolidation, sale or other disposition of equity interests or assets of Lions Gate, excluding any transactions or series of transactions involving a sale or other disposition of securities of Lions Gate by a Thirty-Three Percent Holder;

(ii)
if, as a result of one or more related transactions in the context of a merger, consolidation, sale or other disposition of equity interests or assets of Lions Gate, there is a sale or disposition of thirty-three percent (33%) or more of Lions Gate's assets (or consummation of any transaction, or series of related transactions, having similar effect);

(iii)
if, as a result of one or more related transactions in the context of a merger, consolidation, sale or other disposition of equity interests or assets of Lions Gate, there occurs a change or series of changes

Mr. Brian Goldsmith
As of October 1, 2018

in the composition of the Board as a result of which half or less than half of the directors are incumbent directors;

(iv)
if, as a result of one or more related transactions in the context of a merger, consolidation, sale or other disposition of equity interests or assets of Lions Gate (excluding any sale or other disposition of securities of Lions Gate by a Thirty-Three Percent Holder in a single transaction or a series of transactions), a shareholder or group of shareholders acting in concert, other than a Thirty-Three Percent Holder in a single transaction or a series of transactions, obtain control of thirty-three percent (33%) or more of the outstanding shares of Lions Gate;

(v)
if, as a result of one or more related transactions in the context of a merger, consolidation, sale or other disposition of equity interests or assets of Lions Gate, a shareholder or group of shareholders acting in concert obtain control of at least half of the Board, excluding any transactions or series of transactions involving a sale or other disposition of securities of Lions Gate by a Thirty-Three Percent Holder;

(vi)	if there is a dissolution or liquidation of Lions Gate; or

(vii)
if there is any transaction or series of related transactions that has the substantial effect of any one or more of the foregoing, excluding any transaction or series of transactions involving a Thirty-Three Percent Holder.

6.    HANDBOOK

Employee agrees that the Company Employee Handbook (the “Handbook”) outlines other policies in addition to the terms set forth in this Agreement, which will apply to Employee’s employment with the Company, and Employee acknowledges receipt of the Handbook. Employee acknowledges and agrees that it is Employee’s obligation to read, understand and adhere to the rules and policies set forth in the Handbook. Employee acknowledges and agrees that the Company retains the right to revise, modify or delete any such policy or any employee benefit plan it deems appropriate and in its sole discretion. Please be advised, Employee shall also be obligated to abide by the policies on the Company’s intranet site as not all Company policies are included in the Handbook.

7.    PUBLIC MORALS

Employee shall act at all times with due regard to public morals, conventions and Company policies. If Employee shall have committed or does commit any act, or if Employee shall have conducted or does conduct Employee’s behavior in a manner, which:

Mr. Brian Goldsmith
As of October 1, 2018

(a) shall be an offense involving moral turpitude under federal, state or local laws, or which might tend to bring Employee to public disrepute, contempt, scandal or ridicule; and, (b) has a substantial adverse effect on the business or reputation of the Company, the Company shall have the right to terminate this Agreement upon notice to Employee given at any time following the date on which the commission of such act, or such conduct, shall have become known to the Company pursuant to Section 8(a)(iv)(D) of this Agreement.

8.    TERMINATION

(a)	This Agreement and the Term shall terminate upon the happening of any one or more of the following events:

(i)	The mutual written agreement between the Company and Employee;

(ii)	The death of Employee;

(iii)
Employee’s having become so physically or mentally disabled as to be incapable, even with a reasonable accommodation, of satisfactorily performing Employee’s duties hereunder for a period of ninety (90) days or more, provided that Employee has not cured disability within ten (10) days of written notice, and such termination is legally permissible at such time;

(iv)	The determination on the part of the Company that “cause” exists for termination of this Agreement. As used herein, “cause” is defined as the occurrence of any of the following:

(A)	Employee’s conviction of a felony or plea of nolo contendere to a felony (other than a traffic violation);

(B)	commission, by act or omission, of any material act of dishonesty in the performance of Employee’s duties hereunder;

(C)	material breach of this Agreement by Employee; or

(D)
any offense: (i) involving moral turpitude under federal, state or local laws, or which might tend to bring Employee to public disrepute, contempt, scandal or ridicule; and, (ii) which has a substantial adverse effect on the business or reputation of the Company, including but not limited to, a termination pursuant to Section 7 above;

Mr. Brian Goldsmith
As of October 1, 2018

Prior to terminating Employee’s employment for “cause,” the Company shall provide Employee with written notice of the grounds for the proposed termination. If the grounds for termination are capable of cure, the Employee shall have fifteen (15) days after receiving such notice in which to cure such grounds to the extent such cure is possible. If cure is not possible or Employee has failed to cure, Employee’s employment shall terminate upon the fifteenth (15th) day following notice of termination.

(v)
Employee is terminated “without cause.” Termination “without cause” shall be defined as Employee being terminated by the Company for any reason other than as set forth in Sections 8(a)(i)-(iv) above. In the event of a termination “without cause,” subject to Employee’s execution and delivery to the Company of a general release of claims in a form acceptable to the Company not more than twenty-one (21) days (or forty-five (45) days, as required by law) after the date the Company provides such release (and Employee’s not revoking such release within any revocation period provided under applicable law), Employee shall be entitled to receive a severance payment equal to the greater of: (A) 50% of the aggregate amount of the Base Salary that Employee would have been entitled to receive pursuant to Section 2(a) hereof for the period commencing on the date of such termination and ending on the last day of the scheduled Term then in effect had Employee continued to be employed with the Company through the last day of the scheduled Term; (B) fifteen (15) months’ Base Salary at the rate then in effect; or, (C) the cash amount Employee would be entitled to pursuant to the Company severance plan in effect at the time of termination. Subject to the release provision set forth above, such payment shall be made in cash in a lump sum as soon as practicable after (and in all events within sixty (60) days after) the date of Employee’s “separation from service” (within the meaning of Treasury Regulation Section 1.409A-1(h)) with the Company; provided, however, that if the 60-day period following Employee’s separation from service spans two calendar years, such lump sum payment shall be made within such 60-day period but in the second of the two calendar years. The Company shall provide the final form of release agreement to Employee not later than seven (7) days following the termination date. The Company’s payment of the amount referred to in this Section 8(a)(v), in addition to the Company’s payment of the amounts described in Section 5, Section 8(a)(vii) and the accrued obligations described in Section 8(b) below, shall relieve the Company of any and all obligations to Employee.

Mr. Brian Goldsmith
As of October 1, 2018

(vi) The foregoing notwithstanding, if: Employee’s employment with the Company terminates without cause as defined in Section 8(a)(v) or for “Good Reason” as defined below, on or within twelve (12) months following a Change of Control or a Change in Management then in lieu of the severance provided in Section 8(a)(v) above, Employee shall be entitled to receive: a severance payment equal to the greater of: (A) 100% of the aggregate amount of the base salary that Employee would have been entitled to receive pursuant to Section 2(a) hereof for the period commencing on the date of such termination and ending on the last day of the scheduled Term then in effect had Employee continued to be employed with the Company through the last day of the scheduled Term; (B) eighteen (18) months’ Base Salary at the rate then in effect; or, (C) the cash amount Employee would be entitled to pursuant to the Company severance plan in effect at the time of termination. Subject to the release provision set forth above, such payment shall be made in cash in a lump sum as soon as practicable after (and in all events within sixty (60) days after) the date of Employee’s “separation from service” (within the meaning of Treasury Regulation Section 1.409A-1(h)) with the Company; provided, however, that if the 60-day period following Employee’s separation from service spans two calendar years, such lump sum payment shall be made within such 60-day period but in the second of the two calendar years. The Company shall provide the final form of release agreement to Employee not later than seven (7) days following the termination date. The Company’s payment of the amount referred to in this Section 8(a)(vi), in addition to the Company’s payment of the amounts described in Section 5, Section 8(a)(vii) and the accrued obligations described in Section 8(b) below, shall relieve the Company of any and all obligations to Employee.
For purposes of this Agreement, “Good Reason” shall mean any change in the location of Employee’s principal place of employment with the Company in excess of twenty-five (25) miles, any material diminution by the Company in Employee’s responsibilities as measured against Employee’s responsibilities prior to the Change of Control or Change in Management, as applicable, or any change in the positions to which Employee reports which results in Employee reporting to individuals with a materially lower level of authority than the individuals to whom Employee currently reports; provided, however, that any such condition shall not constitute “Good Reason” unless both (x) Employee provides written notice to the Company of the condition claimed to constitute Good Reason within ninety (90) days of the initial existence of such condition, and (y) the Company fails to remedy such condition within

Mr. Brian Goldsmith
As of October 1, 2018

thirty (30) days of receiving such written notice thereof; and provided, further, that in all events the termination of Employee’s employment with the Company shall not be treated as a termination for “Good Reason” unless such termination occurs not more than one (1) year following the initial existence of the condition claimed to constitute “Good Reason.” For these purposes, if the Company is purchased by another entity, it shall not be considered a material diminution in responsibility if Employee is made Co-Chief Operating Officer (or similar role) at that other entity.

(vii) In addition, if Employee becomes entitled to receive the severance benefits provided in either Section 8(a)(v) or 8(a)(vi) above and subject to the release requirement set forth therein, Employee shall also be entitled to the following: (A) remaining eligible for payment by the Company of any bonus payable pursuant to Section 2 on a prorated basis for the fiscal year in which such termination of employment occurs based on the amount of such fiscal year worked by Employee (any such bonus to be paid at the time provided in Section 2 above and no such bonus to be payable for any fiscal year subsequent to the year of termination of employment); (B) any amounts due under Section 5(h) above; and, (C) if Employee opts to convert and continue Employee’s health insurance after the termination date, as may be required or authorized by law under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), as amended, Company shall pay Employee’s COBRA premiums for twelve (12) months. The Company’s payment of the amounts referred to herein and in Sections 8(a)(v)-(vi) above, in addition to the Company’s payment of the accrued obligations described in Section 8(b) below, shall relieve the Company of any and all obligations to Employee.
(b) In the event that this Agreement is terminated pursuant to Sections 8(a)(i)-(iv) above, neither the Company nor Employee shall have any remaining duties or obligations hereunder, except that: (i) the Company shall pay to Employee any base salary that had accrued but had not been paid as of the date of termination; (ii) Employee shall be reimbursed for any approved, unreimbursed business expenses so long as appropriate receipts and/or documentation have been provided to Company; (iii) Company shall pay to Employee any vested amounts due as of the termination date under Company benefit plans and/or programs; and, (iv) in the event of a termination pursuant to Sections 8(a)(ii) or 8(a)(iii), Employee shall remain eligible for any amounts due under Sections 2(c) and 5(h) above and the benefits provided in Section 8(a)(vii). Following the termination of the Term and/or this Agreement for any reason, Sections 10-15 shall, notwithstanding anything else herein to the contrary, survive and continue to be binding upon the parties following such termination.

Mr. Brian Goldsmith
As of October 1, 2018

9.    EXCLUSIVITY AND SERVICE

Employee’s services shall be exclusive to the Company during the Term. Employee shall render such services as are customarily rendered by persons in Employee’s capacity in the entertainment industry and as may be reasonably requested by the Company. Employee hereby agrees to comply with all reasonable requirements, directions and requests, and with all reasonable rules and regulations made by the Company in connection with the regular conduct of its business. Employee further agrees to render services during Employee’s employment hereunder whenever, wherever and as often as the Company may reasonably require in a competent, conscientious and professional manner, and as instructed by the Company in all matters, including those involving artistic taste and judgment, but there shall be no obligation on the Company to cause or allow Employee to render any services, or to include all or any of Employee’s work or services in any motion picture or other property or production.

10.    INTELLECTUAL PROPERTY

(a) Employee agrees that the Company shall be the sole and exclusive owner throughout the universe in perpetuity of all of the results and proceeds of Employee’s services, work and labor in connection with Employee’s employment by the Company, during the Term and any other period of employment with the Company, free and clear of any claims, liens or encumbrances. Employee shall promptly and fully disclose to the Company, with all necessary detail for a complete understanding of the same, any and all work product, developments, clients and potential client lists, discoveries, inventions, improvements, conceptions, ideas, writings, processes, information, logos, marketing plans, software, formulae, designs, schematics, discoveries, inventions, algorithms, contracts, methods, works, improvements on existing processes, and devices, whether or not patentable or copyrightable, which are conceived, created, reduced to practice, made, acquired, or written by Employee, solely or jointly with another, while employed by the Company (whether or not at the request or upon the suggestion of the Company and whether or not during normal business hours) and which (a) are conceived, created or reduced to practice through any use of Company facilities, resources, information or equipment; (b) relate to the work or services Employee performs or performed for the Company; or (c) relate to the Company’s business or actual or demonstrably anticipated research and development (or that of the Company’s parent, affiliates, or subsidiaries) (collectively, “Proprietary Rights”).

(b)All copyrightable works that Employee conceives, creates or reduces to practice in connection with Employee’s obligations under this Agreement and any other period of employment with the Company, its parent, affiliates, or subsidiaries, whether or not during normal business hours, shall be considered “work made for hire” and therefore the sole and exclusive property of the Company. To the extent any work so produced or other intellectual property so generated by Employee is not deemed to be a “work made for hire,” Employee hereby assigns and transfers and agrees to assign and transfer to the Company (or as otherwise directed by the Company) Employee's full rights, title and

Mr. Brian Goldsmith
As of October 1, 2018

interests in the Proprietary Rights to the Company or its designee. In addition, Employee shall deliver to the Company any and all drawings, notes, specifications and data relating to the Proprietary Rights. Whenever requested to do so by the Company, Employee shall execute and deliver to the Company any and all applications, assignments and other instruments and do such other acts that the Company shall reasonably request to apply for and obtain patents and/or copyrights in any and all countries or to otherwise protect the Company’s interest in the Proprietary Rights and/or to vest title thereto to the Company. Employee further agrees not to charge the Company for time spent in complying with these obligations. This Section 10 shall apply only to that intellectual property if: (a) it was conceived, created or reduced to practice through any use of Company facilities, resources, information or equipment; (b) it relates to the work or services you perform or performed for the Company; or (c) it relates to the Company’s business or actual or demonstrably anticipated research and development (or that of the Company’s parent, affiliates, or subsidiaries). Employee hereby acknowledges receipt of written notice from the Company pursuant to California Labor Code Section 2872 that this Agreement (to the extent it requires an assignment or offer to assign rights to any invention of Employee) does not apply to an invention which qualifies fully under California Labor Code Section 2870. Without limiting the foregoing, Employee agrees to abide by the provisions contained in the Handbook with respect to intellectual property.

11.    ASSIGNMENT AND DELEGATION

Employee shall not assign any of Employee’s rights or delegate any of Employee’s duties granted under this Agreement. Any such assignment or delegation shall be deemed void ab initio.

12.    TRADE SECRETS

(a) Employee agrees that during and after Employee’s employment with the Company, Employee will hold in the strictest confidence, and will not use (except for the benefit of the Company during Employee’s employment) or disclose to any person, firm, or corporation (without written authorization of the CEO of the Company) any Company Confidential Information. Employee understands that his unauthorized use or disclosure of Company Confidential Information during Employee’s employment may lead to disciplinary action, up to and including immediate termination and legal action by the Company. Employee understands that “Company Confidential Information” means information that is not generally known to the public and that is used, developed or obtained by the Company in connection with its business, including, but not limited to, information, observations and data obtained by Employee or to which Employee gained access while employed by the Company concerning (i) the business or affairs of the Company, (ii) products or services, (iii) revenues, costs and pricing structures, (iv) designs, (v) analyses, (vi) drawings, photographs and reports, (vii) computer software, including operating systems, applications and program listings, (viii) flow charts, manuals and documentation,

Mr. Brian Goldsmith
As of October 1, 2018

(ix) data bases, (x) accounting and business methods, (xi) inventions, devices, new developments, methods and processes, whether patentable or unpatentable and whether or not reduced to practice, (xii) customers and clients (and customer or client lists), (xiii) customer preferences and contact information, (xiv) the personnel information of other employees (including, but not limited to, skills, performance, discipline, and compensation), (xv) other copyrightable works, (xvi) all production methods, processes, technology and trade secrets, and (xvii) all similar and related information in whatever form. Confidential Information will not be deemed to have been published merely because individual portions of the information have been separately published, but only if all material features comprising such information have been published in combination. Employee further understands that Confidential Information does not include any of the foregoing items that have become publicly known and made generally available through no wrongful act (or failure to act) of Employee or of others who were under confidentiality obligations as to the item or items involved or improvements or new versions thereof. Employee acknowledges that, as between the Company and Employee, all Confidential Information shall be the sole and exclusive property of the Company and its assigns.

(b) Employee agrees that Employee will not, during Employee’s employment with the Company, improperly use or disclose any proprietary information (including, but not limited to, software, source and object code, developments, techniques, inventions, processes, technology, designs and drawings) or trade secrets of any former or concurrent employer or other person or entity and that Employee will not bring onto the premises of the Company any unpublished document or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity.

(c) Employee recognizes that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. Employee agrees to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out Employee’s work for the Company consistent with the Company’s agreement with such third party.

(d) Employee agrees that for a period of eighteen (18) months immediately following the termination of Employee’s relationship with the Company for any reason, whether voluntary or involuntary, with or without cause, Employee shall not either directly or indirectly solicit, encourage or recruit any of the Company’s employees or consultants to become employed or engaged by any third party or Employee, solicit, encourage or recruit any of the Company’s employees or consultants to terminate their employment or consulting relationship with the Company. Employee acknowledges that the covenants in this Section 12(d) are reasonable and necessary to protect the Company’s trade secrets and stable workforce.

Mr. Brian Goldsmith
As of October 1, 2018

(e) Employee understands that nothing in this Agreement is intended to (i) limit or restrict Employee’s rights as an employee to discuss the terms, wages, and working conditions of Employee’s employment as protected by applicable labor laws; and (ii) limit or restrict in any way Employee’s immunity from liability for disclosing the Company’s trade secrets as specifically permitted by 18 U.S. Code Section 1833, which provides, in pertinent part, as follows:

“(b) Immunity From Liability For Confidential Disclosure Of A Trade Secret To The Government Or In A Court Filing.
(1) Immunity. An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.
(2) Use of Trade Secret Information in Anti-Retaliation Lawsuit. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.
13.    CONFLICTING EMPLOYMENT
(a) Employee agrees that during the term of Employee’s employment with the Company, Employee will not engage in or undertake any other employment, occupation, consulting relationship, or commitment that is directly related to the business in which the Company is now involved or becomes involved or has plans to become involved, nor will Employee engage in any other activities that conflict with Employee’s obligations to the Company.

(b) Without limiting Section 13(a), Employee represents that Employee has no other agreements, relationships, or commitments to any other person or entity that conflict with Employee’s obligations to the Company under this Agreement or Employee’s ability to become employed and perform the services for which Employee is being hired by the Company. Employee further agrees that if Employee has signed a confidentiality agreement or similar type of agreement with any former employer or other entity, Employee will comply with the terms of any such agreement to the extent that its terms are lawful under applicable law. Employee represents and warrants that after undertaking a careful search (including searches of Employee’s computers, cell phones, electronic devices, and

Mr. Brian Goldsmith
As of October 1, 2018

documents), Employee has returned all property and confidential information belonging to all prior employers. Moreover, Employee agrees to fully indemnify the Company, its directors, officers, agents, employees, investors, shareholders, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations, and assigns for all verdicts, judgments, settlements, and other losses incurred by any of them resulting from Employee’s breach of Employee’s obligations under any agreement to which Employee is a party or obligation to which Employee is bound, as well as any reasonable attorneys’ fees and costs if the plaintiff is the prevailing party in such an action, except as prohibited by law.

14.     ARBITRATION

Any and all non-time barred, legally actionable dispute, controversy or claim arising under or in connection with this Agreement, the inception or termination of the Employee’s employment, or any alleged discrimination or tort claim related to such employment, including issues raised regarding the Agreement’s enforcement, arbitrability, validity, interpretation or breach, default, or misrepresentation in connection with any of the provisions shall be settled exclusively by individual, final and binding arbitration pursuant to the Federal Arbitration Act (“FAA”), to be held in Los Angeles County, before a single arbitrator selected from Judicial Arbitration and Mediation Services, Inc. (“JAMS”), in accordance with the then-current JAMS Arbitration Rules and Procedures for employment disputes, as modified by the terms and conditions of this Section (which may be found at www.jamsadr.com under the Rules/Clauses tab). The parties will select the arbitrator by mutual agreement or, if the parties cannot agree, then by striking from a list of qualified arbitrators supplied by JAMS from their labor and employment panel. Final resolution of any dispute through arbitration may include any remedy or relief that is provided for through any applicable state or federal statutes, or common law. Statutes of limitations shall be the same as would be applicable were the action to be brought in court. The arbitrator selected pursuant to this Agreement may order such discovery as is necessary for a full and fair exploration of the issues and dispute, consistent with the expedited nature of arbitration. At the conclusion of the arbitration, the arbitrator shall issue a written decision that sets forth the essential findings and conclusions upon which the arbitrator’s award or decision is based. Any award or relief granted by the arbitrator under this Agreement shall be final and binding on the parties to this Agreement and may be enforced by any court of competent jurisdiction. The Company will pay those arbitration costs that are unique to arbitration, including the arbitrator’s fee (recognizing that each side bears its own deposition, witness, expert and attorneys’ fees and other expenses to the same extent as if the matter were being heard in court). If, however, any party prevails on a statutory claim, which affords the prevailing party attorneys’ fees and costs, then the arbitrator may award reasonable fees and costs to the prevailing party. The arbitrator may not award attorneys’ fees to a party that would not otherwise be entitled to such an award under the applicable statute. The arbitrator shall resolve any dispute as to the reasonableness of any fee or cost. The parties acknowledge and agree that they are hereby waiving any rights to trial by jury or a court in any action or proceeding brought by either of the parties against the other

Mr. Brian Goldsmith
As of October 1, 2018

in connection with any matter whatsoever arising out of or in any way connected with this Agreement or Employee’s employment.

15.    INDEMNIFICATION

Except with respect to claims resulting from Employee’s willful misconduct or acts outside the scope of his employment hereunder, Employee shall continue to be defended, indemnified and held harmless by Company in respect of all claims arising from or in connection with his position or services as an Employee of the Company to the maximum extent permitted in accordance with Lions Gate’s Articles of Incorporation, Bylaws, Board Resolutions and under applicable California and British Columbia law (including, without limitation and as applicable, attorney’s fees), and shall be covered by the Company’s applicable directors and officers insurance policy.

16.    INTEGRATION, AMENDMENT, NOTICE, SEVERABILITY, AND FORUM

(a) This Agreement expresses the binding and entire agreement between Employee and the Company and, from and after the Effective Date, shall replace and supersede all prior arrangements and representations, either oral or written, as to the subject matter hereof. Notwithstanding the foregoing, Section 5 of the Prior Agreement, the terms of any equity grants that have been made under any other employment agreements between Company and Employee, and the terms of any equity grants that have been provided by Company to Employee outside the terms of any employment agreement, in each case to the extent the applicable equity award is outstanding on the date hereof, shall remain in full force and effect (subject in each case to Section 5(h)(iv) above).

(b) All modifications or amendments to this Agreement must be made in writing and signed by both parties.

(c) Any notice required herein shall be in writing and shall be deemed to have been duly given when delivered by hand, received via electronic mail or on the depositing of said notice in any U.S. Postal Service mail receptacle with postage prepaid, addressed to the Company at 2700 Colorado Avenue, Suite 200, Santa Monica, California 90404 and to Employee at the address set forth above, or to such address as either party may have furnished to the other in writing in accordance herewith.

(d) If any portion of this Agreement is held unenforceable under any applicable statute or rule of law then such portion only shall be deemed omitted and shall not affect the validity of enforceability of any other provision of this Agreement.

(e) Except for Section 14, which shall be governed by the FAA (both substantively and procedurally), this Agreement shall be governed by the laws of the State of California. The state and federal courts (or arbitrators appointed as described herein) located in Los Angeles, California shall, subject to the arbitration agreement set forth in Section 14 above,

Mr. Brian Goldsmith
As of October 1, 2018

be the sole forum for any action for relief arising out of or pursuant to the enforcement or interpretation of this Agreement. Each party to this Agreement consents to the personal jurisdiction and arbitration in such forum and courts and each party hereto covenants not to, and waives any right to, seek a transfer of venue from such jurisdiction on any grounds.

17.    LIMIT ON BENEFITS

(a)Notwithstanding anything contained in this Agreement to the contrary, to the extent that the payments and benefits provided under this Agreement and benefits provided to, or for the benefit of, Employee under any other Company plan or agreement (such payments or benefits are collectively referred to as the “Benefits” for purposes of this Section 17) would be subject to the excise tax (the “Excise Tax”) imposed under Section 4999 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), the Benefits shall be reduced (but not below zero) if and to the extent that a reduction in the Benefits would result in Employee retaining a larger amount, on an after-tax basis (taking into account federal, state and local income taxes and the Excise Tax), than if Employee received all of the Benefits (such reduced amount is referred to hereinafter as the “Limited Benefit Amount”). In such case, unless Employee has given prior written notice to the Company specifying a different order to effectuate the reduction of the Benefits (any such notice consistent with the requirements of Section 409A of the Code to avoid the imputation of any tax, penalty or interest thereunder), the Benefits shall be reduced or eliminated by first reducing or eliminating cash severance payments, then by reducing or eliminating other cash payments, then by reducing or eliminating those payments or benefits which are not payable in cash, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the Determination (as hereinafter defined). Any notice given by Employee pursuant to the preceding sentence shall take precedence over the provisions of any other plan, arrangement or agreement governing Employee’s rights and entitlements to any benefits or compensation.
(b)    A determination as to whether the Benefits shall be reduced to the Limited Benefit Amount pursuant to this Agreement and the amount of such Limited Benefit Amount shall be made by Company’s independent public accountants or another certified public accounting firm of national reputation designated by Lions Gate (the “Accounting Firm”). Company and Employee shall use their reasonable efforts to cause the Accounting Firm to provide its determination (the “Determination”), together with detailed supporting calculations and documentation to Company and Employee within five (5) days of the date of termination of Employee’s employment, if applicable, or such other time as requested by Company or Employee (provided Employee reasonably believes that any of the Benefits may be subject to the Excise Tax), and if the Accounting Firm determines that no Excise Tax is payable by Employee with respect to any Benefits, Company and Employee shall use their reasonable efforts to cause the Accounting Firm to furnish Employee with an opinion reasonably acceptable to Employee that no Excise Tax will be imposed with respect to any such Benefits. Unless Employee provides written notice to Company within ten (10)

Mr. Brian Goldsmith
As of October 1, 2018

days of the delivery of the Determination to Employee that he disputes such Determination, the Determination shall be binding, final and conclusive upon Company and Employee.
18.    SECTION 409A

(a)    It is intended that any amounts payable under this Agreement shall either be exempt from or comply with Section 409A of the U.S. Internal Revenue Code (including the Treasury regulations and other published guidance relating thereto) (“Code Section 409A”) so as not to subject Employee to payment of any additional tax, penalty or interest imposed under Code Section 409A. The provisions of this Agreement shall be construed and interpreted to avoid the imputation of any such additional tax, penalty or interest under Code Section 409A yet preserve (to the nearest extent reasonably possible) the intended benefit payable to Employee.
(b)    Notwithstanding any provision of this Agreement to the contrary, if Employee is a “specified employee” within the meaning of Treasury Regulation Section 1.409A-1(i) as of the date of Employee’s separation from service (as defined above), Employee shall not be entitled to any payment or benefits pursuant to Section 8(a)(v) or 8(a)(vi) and 8(a)(vii) until the earlier of (i) the date which is six (6) months after Employee’s separation from service for any reason other than death, or (ii) the date of Employee’s death. Any amounts otherwise payable to Employee upon or in the six (6) month period following Employee’s separation from service that are not so paid by reason of this paragraph shall be paid (without interest) as soon as practicable (and in all events within thirty (30) days) after the date that is six (6) months after Employee’s separation from service (or, if earlier, as soon as practicable, and in all events within thirty (30) days, after the date of Employee’s death). The provisions of this paragraph shall only apply if, and to the extent, required to avoid the imputation of any tax, penalty or interest pursuant to Code Section 409A.
(c)    To the extent that any reimbursements pursuant to the provisions of this Agreement are taxable to Employee, any such reimbursement payment shall be paid to Employee on or before the last day of Employee’s taxable year following the taxable year in which the related expense was incurred. The benefits and reimbursements pursuant to such provisions are not subject to liquidation or exchange for another benefit and the amount of such benefits and reimbursements that Employee receives in one taxable year shall not affect the amount of such benefits or reimbursements that Employee receives in any other taxable year.
(d)    Each payment made pursuant to any provision of this Agreement shall be considered a separate payment and not one of a series of payments for purposes of Code Section 409A. While it is intended that all payments and benefits provided under this Agreement to Employee will be exempt from or comply with Code Section 409A, the Company makes no representation or covenant to ensure that the payments under this Agreement are exempt from or compliant with Code Section 409A. The Company will have no liability to Employee or any other person or entity if a payment or benefit under this Agreement is challenged by any taxing authority or is ultimately determined not to be

Mr. Brian Goldsmith
As of October 1, 2018

exempt or compliant. Employee further understands and agrees that he will be entirely responsible for any and all taxes on any benefits payable to him as a result of this Agreement.
Please acknowledge your confirmation of the above terms by signing below where indicated.

Very truly yours,

LIONS GATE ENTERTAINMENT CORP.

/s/ Corii D. Berg
Corii D. Berg
Executive Vice President and General Counsel, Lions Gate Entertainment Corp.

AGREED AND ACCEPTED
This ___ day of __________, 2018

/s/ Brian Goldsmith
BRIAN GOLDSMITH